EXHIBIT  8

                              RESCISSION AGREEMENT

     THIS RESCISSION AGREEMENT AND RELEASE ("Agreement") is entered into by and between CENTRE CAPITAL CORPORATION, a Nevada corporation ("CCCX"), and EQUITABLE ASSETS INCORPORATED, a Belize corporation ("Equitable") to be effective as of September 30, 2000.

RECITALS:

     A. Equitable sold to CCCX 58,285.71 tons of paid up Zeolite mineral pursuant to a Zeolite Purchase Agreement dated July 3, 2000 between CCCX and Equitable (the "Purchase").

     B. In payment for the Zeolite CCCX delivered 1,000,000 restricted shares of CCCX common stock to Equitable.

     C. For reasons beyond the control of the parties the transaction could not be completed as contemplated and in a manner that would facilitate commercial exploitation by CCCX, thereby reducing the value of the transaction to CCCX.

     D. The parties desire to amicably and mutually rescind and cancel the Purchase with CCCX returning the 58,285.71 tons of paid up Zeolite mineral to Equitable and Equitable returning the 1,000,000 restricted shares of CCCX common stock paid by CCCX to Equitable.

AGREEMENT:

     1. CCCX and Equitable hereby mutually rescind and cancel the Purchase and the Zeolite Purchase Agreement dated July 3, 2000 between CCCX and Equitable dated July 3, 2000 between CCCX and Equitable.

     2.   The effective date of the rescission shall be September 30, 2000.

     3. Each party shall bear its own expenses in connection with the Purchase and the original execution of the Zeolite Purchase Agreement and in connection with this Rescission Agreement.

     4.          (a)     General  Release  of  CCCX.  Equitable  on  behalf  of
                         --------------------------
          itself, its assigns, any agent, any representative, any attorney, or anyone acting on its' behalf, irrevocably and unconditionally release and forever discharge CCCX and/or subsidiary companies, stockholders, successors, and CCCX's assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such, customers, clients, divisions, subsidiaries and affiliates), and each of them (collectively, "Releasees"), from all charges, complaints, claims (including but not limited to liability for breach of contract, fraud, Texas Deceptive Trade & Practices Act, and violations of federal and Texas securities law claims), liabilities, actions, suits, rights, demands, costs, losses, and debts of any nature, known or unknown, suspected or unsuspected, including, but not limited to, rights under federal, state, or local laws relating to the issuance of securities, or claims growing out of any issuance of securities by CCCX, or claims relating to fraud, tort, personal injury or any alleged agreement that Equitable now has or claims to have, or which Equitable at any time hereinafter may have or claim to have, against any of the Releasees, provided, however, this release shall not include a release of any of the terms and provisions of this Agreement to be observed, kept, or performed on the part of CCCX.

     (b)  General  Release  of  Equitable.  CCCX  on  behalf  of  itself, its
          -------------------------------
          assigns, any agent, any representative, any attorney, or anyone acting on its' behalf, irrevocably and unconditionally release and forever discharge Equitable and/or subsidiary companies, stockholders, successors, and Equitable's assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such, customers, clients, divisions, subsidiaries and affiliates), and each of them (collectively, "Releasees"), from all charges, complaints, claims (including but not limited to liability for breach of contract, fraud, Texas Deceptive Trade & Practices Act, and violations of federal and Texas securities law claims), liabilities, actions, suits, rights, demands, costs, losses, and debts of any nature, known or unknown, suspected or unsuspected, including, but not limited to, rights under federal, state, or local laws relating to the issuance of securities, or claims growing out of any issuance of securities by CCCX, or claims relating to fraud, tort, personal injury or any alleged agreement that CCCX now has or claims to have, or which CCCX at any time hereinafter may have or claim to have, against any of the Releasees, provided, however, this release shall not include a release of any of the terms and provisions of this Agreement to be observed, kept, or performed on the part of Equitable.

     (c)  Matters  Released.  This  release  includes  any  and all causes of
          -----------------
          action that could have been asserted in connection with or arising out of the Zeolite Purchase Agreement, including but not limited to, claims arising under the Securities Act of 1933, the Securities and Exchange Act of 1934, Texas Securities Act, Texas Deceptive Trade
          Practices Act, ERISA, any claims for breach of contract, fraud, exemplary damages, securities law violations, negligence and breach of fiduciary duty, attorneys' fees, tort or personal injury of any sort, and any claim under any state or federal statute or regulation, in equity or at common law.

     5. From and after the Closing, upon the reasonable request of counsel for CCCX, Equitable shall execute, acknowledge and deliver such documents as may be appropriate to carry out the transaction contemplated by this Agreement. CCCX shall execute, acknowledge and deliver a reassignment of the Zeolite back to Equitable in a form suitable for recordation upon the reasonable request of counsel for Equitable.

     6. The timing and content of any announcements, press releases or other public statements concerning the rescission of the Purchase will occur upon, and be determined by, CCCX. The foregoing notwithstanding, nothing herein shall prohibit any party from making any public disclosure regarding this Agreement and the nature and status of the transaction contemplated herein if in the opinion of counsel to such party such disclosure is required under applicable laws.

     7. Each of the Parties will cooperate in providing the information necessary for inclusion in any public disclosure or SEC filing, which information will in all respects comply with the requirements and provisions of the Securities Act.

     8. Equitable hereby assigns and transfers to CCCX all of its beneficial and record interest owned in the 1,000,000 .restricted shares of CCCX common stock that was paid by CCCX to Equitable for the Purchase (the "Shares"), standing in its name on the books of CCCX, said shares more particularly represented in share certificate number(s)
          _____________________________.

     Equitable does hereby irrevocably appoint, with full power of substitution, Karl Jacobs, attorney to transfer the 1,000,000 of the shares of stock listed in the preceding paragraph on the books of said Company for cancellation.

     This assignment of the Shares by Equitable to CCCX Sledge is made for the purpose of returning the consideration paid pursuant to the terms of the Purchase.


EQUITABLE:

EQUITABLE  ASSETS  INCORPORATED,
     a  Belize  corporation

By:     /s/  Louis  Mehr
             Louis G. Mehr, Vice President


CCCX:

CENTRE  CAPITAL  CORPORATION,
     a  Nevada  corporation

By:     /s/  Karl  Jacobs
             Karl  Jacobs, CEO